ROYCE VALUE TRUST, INC.

Item 77(C)

At the 1999 Annual Meeting of Stockholders held on April 28, 1999, the Fund's stockholders: (i) elected the board of directors, consisting of (a) Charles
M. Royce, (b) John D. Diederich, (c) Donald R. Dwight, (d) Richard M. Galkin,
(e) Stephen L. Isaacs and (f) David L. Meister and (ii) ratified the selection of Tait, Weller & Baker as independent accountants.

   	      Common	      Common        Common
	      Stock	      Stock         Stock
	       and             and           and    	 Preferred   	Preferred   Preferred
	     Preferred 	     Preferred     Preferred      Stock          Stock       Stock
	      Stock           Stock         Stock         Voting         Voting      Voting
	      Voting          Voting        Voting         As A           As A        As A
	     Together  	     Together      Together      Separate       Separate    Separate
	       As A            As A          As A         Class -        Class -     Class -
	      Single          Single        Single         Votes          Votes       Votes
	      Class -         Class -       Class -         For          Against    Abstained
	      Votes            Votes         Votes
	       For            Against      Abstained
	    ---------	     ---------     ----------     ---------	 --------   ----------
(i)
   (a)  34,067,797.1149     	N/A       331,471.9779         N/A        N/A 		N/A
   (b)  	N/A         	N/A       	N/A         5,544,897  	  N/A         49,010
   (c)  33,992,459.4673     	N/A       406,809.6255         N/A        N/A 		N/A
   (d)  33,995,939.9647     	N/A       403,329.1281         N/A        N/A 		N/A
   (e)  33,970,328.7703     	N/A       428,940.3225         N/A        N/A 		N/A
   (f)  	N/A       	N/A       	N/A         5,538,931  	  N/A         54,976
(ii)    34,039,366.9741    135,359.8777   224,540.241          N/A 	  N/A		N/A
